Filed Pursuant to Rule 433

Registration Nos.333-264933

and 333-264933-01

* Full Px Details * $750MM Barclays Dryrock Credit Card Master Trust

Sole Bookrunner: Barclays (B&D)

Co-Managers: BofA Securities, BMO, Scotia, TD Securities

Priced - TOE: 11:55 AM ET

-Anticipated Capital Structure-

SERIES CLS  $AMT(MM)    WAL   S/F*     E.FNL      L.FNL      BENCH SPREAD YLD(%) CPN(%) PX(%)

==================================================================================================

2025-1 A    750.000     2.98  AAA/AAA  09/15/2028 07/15/2031 I-CRV +52    4.011% 3.97%  99.97719%

==================================================================================================

-TRANSACTION DETAILS-

Deal Size : $750MM

Exp. Settlement : 09/23/2025

First Pay Date : 11/17/2025

Offering Format : Publicly Offered / SEC-Registered

ERISA Eligible : Yes

Exp. Ratings : S&P / Fitch

Min Denoms : $100k x $1k

EU/UK Compliant : No

Bloomberg Ticker : DROCK 2025-1

B&D : Barclays

-MARKETING MATERIALS-

* Preliminary Prospectus and Free Writing Prospectus: Attached

* Intex: DRI2501

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents that the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via Bloomberg or another system.